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                                                                      EXHIBIT 16





June 17, 1997




Securities and Exchange Commission
Washington, D.C.  20549

Ladies & Gentlemen:

              RE:       RIVER OAKS FURNITURE, INC.
                        (COMMISSION FILE NUMBER 0-22188)
                        REPORT UNDER ITEM 4 ON FORM 8-K
                        DATE OF REPORT - JUNE 5, 1997

We have reviewed a copy of the Report under Item 4 on Form 8-K (the "8-K"), which we have been advised that our former client, River Oaks Furniture, Inc. filed with the Securities and Exchange Commission on June 11, 1997. With respect to that 8-K, BDO Seidman, LLP does not disagree with the disclosures relative to BDO Seidman, LLP, except as follows:

1) With respect to paragraph 3, we do not have sufficient information to either agree or disagree with the Company's determination that accounts receivable arising during the periods of 1992 through 1996, represent the substantial majority of the adjustments. We have, however, been provided with information that causes us to believe that such adjustments extend to 1991, and may be applicable to earlier years.

2) With respect to paragraph 4, certain accounting records in relation to years prior to 1995 were not available to BDO in 1997. Company management advised that these records were either lost or destroyed prior to or concurrent with the move of its general offices in 1996.

3) With respect to paragraph 6, we do not have sufficient information to agree or disagree with the Company's conclusion that these actions were not taken to conceal any misappropriation of the Company's assets, or that other employees were not involved.

Item 304(a)(1)(v) of Regulation S-K requires disclosure of events wherein the former accountant has advised the registrant that the internal controls necessary for the registrant to develop reliable financial statements do not exist. In that regard, at a meeting on March 17, 1997, representatives of BDO Seidman, LLP verbally communicated three material weaknesses in internal controls to the audit committee of the Company's Board of Directors relating to the following areas:



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    -    Journal entries were noted where there was insufficient
         documentation supporting the entries and no evidence of approval.
    -    Factor receivable reconciliations were not completed on a timely basis.
    - Factor receivable reconciliations were not reviewed by an official who was not involved in the reconciliation process.


Very truly yours,

/s/  BDO Seidman, LLP


CC:     Mr. Stephen L. Simons
        Mr. Paul D. Gilbert, Esquire




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